Exhibit (a)(1)(A)

Offer to Purchase for Cash

Up to 285,000 Shares of Class A Common Stock

of

Capital Properties, Inc.

at

$22.00 Net Per Share

by

Mercury Real Estate Advisors LLC

Mercury Special Situations Fund LP

Mercury Special Situations Offshore Fund, Ltd.

THE OFFER, ANY WITHDRAWAL RIGHTS THAT YOU MAY HAVE AND THE PRORATION PERIOD (AS DESCRIBED IN THIS OFFER TO PURCHASE) WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME,

ON MONDAY, JUNE 13, 2005, UNLESS THE OFFER IS EXTENDED.

This “Offer” is being made by Mercury Real Estate Advisors LLC, a Delaware limited liability company, Mercury Special Situations Fund LP, a Delaware limited partnership, and Mercury Special Situations Offshore Fund, Ltd., a British Virgin Islands company (together, the “Purchaser”), to purchase up to 285,000 shares of Class A Common Stock (“Class A Common Stock” or “Shares”) of Capital Properties, Inc. (“CPI” or the “Subject Company”).

This Offer is not conditioned upon any minimum number of Shares of Class A Common Stock being tendered. This Offer also is not conditioned upon any required financing. This Offer is subject to certain customary conditions, including a condition that on or after May 2, 2005 and before the time of payment for Shares, there shall not have occurred any material adverse change to CPI or impairment of a material contract right of CPI. See Section 15—“Conditions of the Offer.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Questions and requests for assistance may be directed to the Information Agent or the Depositary at the addresses and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent. A shareholder also may contact brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 Wall Street

New York, NY 10005

Bank and Brokerage Firms, Please Call: (212) 269-5550

All Others, Call Toll-Free: (800) 769-4414

The Depositary for the Offer is:

THE BANK OF NEW YORK

Capital Properties, Inc.

P.O. Box 859208

Braintree, MA 02185-9208

(800) 507-9357

May 2, 2005

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IMPORTANT

Any shareholder desiring to tender all or a portion of such shareholder’s Shares must:

1.   for Shares that are registered in the name of a broker, dealer, bank, trust company or other nominee:

•	contact the broker, dealer, bank, trust company or other nominee and request that the broker, dealer, bank, trust company or other nominee tender the Shares to the Purchaser before the expiration of the Offer.

2.   for Shares that are registered in such shareholder’s name and held in book-entry form:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal or prepare an Agent’s Message (as defined in the Letter of Transmittal);

•	if using the Letter of Transmittal, have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 of the Letter of Transmittal;

•	deliver an Agent’s Message or the Letter of Transmittal (or a manually signed facsimile) and any other required documents to The Bank of New York, which is acting as the Depositary, at its address set forth on the back cover of this Offer to Purchase; and

•	transfer the Shares through book-entry transfer into the Depositary’s account.

3.   for Shares that are registered in such shareholder’s name and held as physical certificates:

•	complete and sign the Letter of Transmittal (or a manually signed facsimile) in accordance with the instructions in the Letter of Transmittal;

•	have such shareholder’s signature on the Letter of Transmittal guaranteed if required by Instruction 1 to the Letter of Transmittal; and

•	mail or deliver the Letter of Transmittal (or a manually signed facsimile), the certificates for such Shares and any other required documents to the Depositary, at its address set forth on the back cover of this Offer to Purchase.

The Letter of Transmittal, the certificates for the Shares and any other required documents must be received by the Depositary before the expiration of the Offer on Monday, June 13, 2005, unless the procedures for guaranteed delivery described in Section 3—“Procedure for Tendering Shares” of this Offer to Purchase are followed.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before making a decision with respect to the Offer.

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Exhibit (a)(1)(A)

SUMMARY TERM SHEET

Securities Sought:    Up to 285,000 shares of Class A Common Stock of Capital Properties, Inc.

Price Offered Per Share:    $22.00 net to you in cash, without interest, for each share of Class A Common Stock.

Scheduled Expiration of Offer:    12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005, unless extended.

The Purchaser:	Mercury Real Estate Advisors LLC, a Delaware limited liability company;
Mercury Special Situations Fund LP, a Delaware limited partnership; and
Mercury Special Situations Offshore Fund, Ltd., a British Virgin Islands company.

QUESTIONS AND ANSWERS ABOUT THE TENDER OFFER

The following are some of the questions you, as a shareholder of CPI, may have and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my Shares?

The Purchaser is Mercury Real Estate Advisors LLC, Mercury Special Situations Fund LP and Mercury Special Situations Offshore Fund, Ltd., each a private investment entity formed for the purpose of investing in publicly-traded real estate securities. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning the Purchaser.”

What are the classes and amounts of securities being sought in the Offer?

In this Offer, we are offering to purchase up to 285,000 shares of Class A Common Stock of CPI (representing approximately 8.6% of the outstanding Shares). We currently own 40,800 Shares, representing approximately 1.2% of the outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer; Proration.”

How much are you offering to pay and in what form of payment?

In this Offer, we are offering to pay $22.00, net to you in cash without interest thereon, for each share of Class A Common Stock. Our Offer represents a premium of 22% over the closing sales price of the Shares as reported by the American Stock Exchange (“AMEX”) on Wednesday, April 27, 2005, which was the last day that Shares traded prior to the Offer. See Section 1—“Terms of the Offer; Proration.”

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to make payment?

If the total amount of Shares sought is purchased, our aggregate purchase price will be approximately $6,270,000. The Purchaser has sufficient cash funds to purchase up to 285,000 Shares validly tendered, and not withdrawn, in the Offer. The Purchaser will use its cash on hand for this purpose. The Offer is not conditioned upon any financing arrangements. See Section 10—“Source and Amount of Funds.”

Why are you making this Offer?

We are making this Offer for investment purposes with a view towards making a profit. The Offer represents a more expeditious manner for us to acquire Shares given the lack of liquidity in the trading market for the Shares. See Section 12—“Purpose of the Offer; Plans for CPI; Other Matters.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not think our financial condition is relevant to your decision as to whether to tender your Shares into the Offer based on the following: (a) the consideration offered consists solely of cash; (b) the Offer is not subject to any financing condition; and (c) the Offer is for up to 285,000 of the outstanding Shares, which represents approximately 8.6% of the total outstanding Shares. If we acquire 285,000 Shares in the Offer, our total ownership of outstanding Shares will be approximately 9.8%. See Section 10—“Source and Amount of Funds.”

How long do I have to decide whether to tender in the Offer?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005, to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—“Terms of the Offer; Proration” and Section 3—“Procedure for Tendering Shares.”

Will all of the Shares I tender be accepted by the Purchaser?

The Purchaser desires to purchase up to 285,000 shares of Class A Common Stock of CPI. If the number of Shares validly tendered and not properly withdrawn on or prior to Monday, June 13, 2005 is less than or equal to 285,000, we will purchase all Shares so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 285,000 Shares are tendered and not withdrawn, we will accept for payment and pay for 285,000 Shares tendered pro rata according to the number of Shares tendered, adjusting by rounding down to the nearest whole number of Shares tendered by each shareholder to avoid purchases of fractional Shares, as appropriate. See Section 1— “Terms of the Offer; Proration” and Section 2—“Acceptance for Payment and Payment for Shares.”

If you prorate, when will I know how many Shares will actually be accepted for tender and payment?

If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, we do not expect to announce the final results of proration or pay for any Shares until at least seven American Stock Exchange trading days after the expiration of the Offer. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from D.F. King & Co., Inc., the Information Agent. See Section 1—“Terms of the Offer; Proration.”

Can the Offer be extended and under what circumstances?

The Offer may be extended beyond 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005 if, at that time, any of the conditions to our obligation to purchase Shares in the Offer has not been satisfied or waived or any rule, regulation or interpretation of the SEC applicable to the Offer requires that it be extended. No subsequent offering period will be available following the expiration of the Offer. See Section 1—“Terms of the Offer; Proration.”

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform The Bank of New York, the depositary for the Offer (the “Depositary”), and make a public announcement of the extension, not later than 9:00 a.m., Eastern Standard Time, on the business day after the day on which the Offer was scheduled to expire. See Section 1—“Terms of the Offer; Proration.”

Are there significant conditions to the Offer?

The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is also not conditioned upon any required financing. As such, we believe that there are no significant conditions to the Offer. There are, however, certain other customary conditions to the Offer. See Section 15—“Conditions of the Offer.”

How do I tender my Shares?

To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to the Depositary, not later than the time the Offer expires. If your Shares are held in street name, the Shares can be tendered by your nominee through the Depositary. If you cannot deliver a required item to the Depositary by the expiration of the Offer, you may be able to obtain extra time to do so by having a broker, a bank or other fiduciary that is a member of the Security Transfer Agent Medallion Signature Program guarantee that the missing items will be received by the Depositary within three trading days. However, the Depositary must receive the missing items within that three day period or your Shares will not be validly tendered. See Section 3—“Procedure for Tendering Shares.”

How do I withdraw previously tendered Shares?

To withdraw Shares, you must deliver a written notice of withdrawal (or facsimile thereof) with the required information to the Depositary while you still have the right to withdraw the Shares. See Section 4—“Withdrawal Rights.”

Until what time may I withdraw Shares that I have tendered?

If you tender your Shares, then you may withdraw them at any time until the Offer has expired. In addition, if we have not agreed to accept your Shares for payment by June 30, 2005, you may withdraw them at any time after such date until we accept them for payment. See Section 1—“Terms of the Offer; Proration” and Section 4—“Withdrawal Rights.”

When and how will I be paid for my tendered Shares?

Subject to the terms and conditions of the Offer, we will pay for all validly tendered and not withdrawn Shares promptly after the expiration of the Offer. We will not accept for payment and pay for certain Shares in the event that (1) proration is required because the Offer is oversubscribed, (2) Shares are validly tendered but withdrawn by the tenderor or (3) any condition to the Offer is not satisfied or waived. In the case of (3), we will determine satisfaction or waiver of all conditions on or prior to the expiration of the Offer. See Section 1—“Terms of the Offer; Proration.”

We will pay for your validly tendered and not withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 2—“Acceptance for Payment and Payment for Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such Shares. See Section 2—“Acceptance for Payment and Payment for Shares.”

What does the board of directors of CPI think of the Offer?

CPI’s Board of Directors has not approved this Offer or otherwise commented on it as of the date of this Offer to Purchase. Within 10 business days after the date of this Offer to Purchase, CPI is required by law to publish, send or give to you (and file with the SEC) a statement as to whether it recommends acceptance or rejection of the Offer, that it has no opinion with respect to the Offer or that it is unable to take a position with respect to the Offer. See the “Introduction” to this Offer to Purchase and Section 11—“Background of the Offer; Past Contacts, Negotiations and Transactions.”

Have any CPI shareholders agreed to tender their Shares?

No. The Offer is being made pursuant to a Schedule TO filed with the SEC, of which this Offer to Purchase is a part. We have no agreements with any shareholder to tender its Shares in the Offer. Thus no shareholders have yet agreed to tender their Shares.

If the Offer is consummated, will the Shares continue to be listed on the AMEX and will CPI continue as a public company?

We are seeking to purchase up to 285,000 Shares of Class A Common Stock of CPI, which represents approximately 8.6% of the 3,299,956 outstanding Shares of Class A Common Stock. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. We cannot predict whether the reduction in the number of Shares that might otherwise be outstanding would enable the Subject Company no longer to be subject to the listing requirements of the American Stock Exchange (“AMEX”) or the registration requirements of the Exchange Act. See Section 7—“Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations.”

What is the market value of my Shares as of a recent date?

On Wednesday, April 27, 2005, the last date that Shares traded before we announced the Offer, the last sale price of CPI’s Class A Common Stock reported on the AMEX was $18.10 per share. We advise you to obtain a recent quotation for the stock in deciding whether to tender your Shares. See Section 6—“Price Range of the Shares.”

What are the federal tax consequences of participating in the Offer?

In general, your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the Offer in light of your particular circumstances. See Section 5—“United States Federal Income Tax Consequences.”

Whom can I talk to if I have questions about the Offer?

You may contact D.F. King & Co., Inc. at (800) 769-4414.

To the Holders of Class A Common Stock of Capital Properties, Inc.

INTRODUCTION

Mercury Real Estate Advisors LLC, a Delaware limited liability company, Mercury Special Situations Fund LP, a Delaware limited partnership, and Mercury Special Situations Offshore Fund, Ltd., a British Virgin Islands company (together, the “Purchaser”), hereby is making an offer to purchase up to 285,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock” or “Shares”), of Capital Properties, Inc., a Rhode Island corporation (“CPI” or the “Subject Company”), at a purchase price of $22.00 per share, net to the seller in cash, without interest thereon (such price, or any such higher price per Share as may be paid in the Offer, referred to herein as the “Offer Price”) upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, including the proration terms hereof (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

Tendering shareholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer by The Bank of New York, which is acting as the depositary (the “Depositary”) and D.F. King & Co., Inc., which is acting as the information agent (the “Information Agent”). See Section 16—“Fees and Expenses.”

The U.S. federal tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—“United States Federal Income Tax Consequences.”

The information concerning CPI contained in this Offer to Purchase has been taken from or based upon publicly available information. Although the Purchaser does not have any knowledge that any such information is untrue, the Purchaser takes no responsibility for the accuracy or completeness of such information or for any failure by CPI to disclose events that may have occurred and may affect the significance or accuracy of any such information.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. Terms of the Offer; Proration

Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay $22.00 per share, net to the seller in cash, without interest thereon, for up to 285,000 Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005 unless and until the Purchaser extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the latest time and date at which the Offer, as so extended by the Purchaser, expires. No subsequent offering period will be available.

If more than 285,000 Shares are validly tendered prior to the Expiration Date, and not withdrawn, the Purchaser will, upon the terms and subject to the conditions of the Offer, purchase 285,000 Shares on a pro rata basis (with adjustments to avoid purchases of fractional Shares) based upon the number of Shares validly tendered by the Expiration Date and not withdrawn (the “Proration Period”). The Proration Period expires on the Expiration Date. If proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn, the Purchaser does not expect to announce the final results of proration or pay for any Shares until at least seven American Stock Exchange (“AMEX”) trading days after the Expiration Date and Proration Period. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Shares may obtain such preliminary information from the Information Agent.

In the event proration is required because the number of Shares validly tendered and not withdrawn on or prior to the Expiration Date exceeds the number of Shares that the Purchaser is seeking in the Offer (285,000), the Purchaser will prorate based on a fraction, where the numerator is the number of Shares sought in the Offer (285,000) and the denominator is equal to the number of Shares that are validly tendered and not withdrawn on or prior to the Expiration Date. This fraction will then be multiplied by the aggregate number of Shares that have been tendered and not withdrawn to determine the resulting number of Shares that will be accepted from each tenderor. Fractional Shares will not be accepted and will be rounded down to the nearest whole number of Shares.

The Purchaser may, without the consent of CPI, extend the Offer by giving oral or written notice of such extension to the Depositary if:

•	at the Expiration Date, any of the conditions to the Purchaser’s obligation to purchase Shares in the Offer has not been satisfied or waived; or

•	any rule, regulation or interpretation of the United States Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the Offer requires that the Offer be extended.

Under no circumstances will interest be paid on the Offer Price for tendered Shares, regardless of any extension of or amendment to the Offer, or any delay in paying for such Shares.

The Purchaser may, at any time and from time to time prior to the Expiration Date, waive any condition to the Offer or modify the terms of the Offer, by giving oral or written notice of such waiver or modification to the Depositary.

If by 12:00 midnight, Eastern Standard Time, on Monday, June 13, 2005 (or any date or time then set as the Expiration Date), any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser, subject to the applicable rules and regulations of the SEC, may:

•	terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering shareholders;

•	waive any of the unsatisfied conditions of the Offer, to the extent permitted by applicable law, and subject to complying with applicable rules and regulations of the SEC and its staff applicable to the Offer, accept for payment and pay for all Shares validly tendered and not withdrawn prior to the Expiration Date;

•	except as set forth above, extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, if any, retain the Shares that have been tendered during the period or periods for which the Offer is open or extended; or

•	except as set forth above, amend the Offer.

If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights.” However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to holders of the Shares). Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the PR Newswire.

If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC’s view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and, if material changes are made with respect to information not materially less significant than the offer price and the number of Shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1(g)(3) under the Exchange Act.

CPI may agree to provide the Purchaser with CPI’s shareholder lists and security position listings for the purpose of disseminating the Offer to Purchase (and related documents) to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by CPI or the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and provided that the Offer has not been terminated as described in Section 1—“Terms of the Offer; Proration” of this Offer to Purchase, the Purchaser will accept for payment and will pay for up to 285,000 Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights” promptly after the Expiration Date.

The purchaser will not accept certain Shares in the event that (1) proration is required because the Offer is oversubscribed, (2) Shares are validly tendered but withdrawn by the tenderor, or (3) any condition to the Offer is not satisfied or waived. In the case of (3), the Purchaser will determine satisfaction of all conditions on or prior to the Expiration Date.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	the certificates for such Shares, together with a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees; or

•	in the case of a transfer effected pursuant to the book-entry transfer procedures described in Section 3—“Procedure for Tendering Shares,” a Book-Entry Confirmation and either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message as described in Section 3—“Procedure for Tendering Shares”; and

•	any other documents required under the Letter of Transmittal.

The per share consideration paid to any holder of any Share in the Offer will be the highest per share consideration paid to any other holder of any Share in the Offer.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, subject to proration, Shares properly tendered to the Purchaser and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefore with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, the Purchaser’s obligation to make such payment shall be satisfied, and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, including Shares not purchased because of proration, certificates representing such unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3—“Procedure for Tendering Shares,” the Depositary will notify the Book-Entry Transfer Facility of the Purchaser’s decision not to accept the Shares and such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly after the expiration or termination of the Offer.

If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act) the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to do so as described in Section 4—“Withdrawal Rights.” See Section 13—“Certain Legal Matters.”

3. Procedure for Tendering Shares

Valid Tender.    A shareholder must follow one of the following procedures to validly tender Shares pursuant to the Offer:

•	for Shares held as physical certificates (“Share Certificates”), the certificates for tendered Shares, a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date;

•	for Shares held in book-entry form, either a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined below), and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase, and such Shares must be delivered pursuant to the book-entry transfer procedures described below under “Book-Entry Transfer” and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case on or prior to the Expiration Date; or the tendering shareholder must comply with the guaranteed delivery procedures described below under “Guaranteed Delivery” prior to the Expiration Date.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer.    The Depositary will establish an account or accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below for a valid tender of Shares by book-entry. The confirmation of a book-entry transfer of Shares into a Depositary’s account at the Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message, transmitted through electronic means by a Book-Entry Transfer Facility, in accordance with the normal procedures of the Book-Entry Transfer Facility and the Depositary, to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant. The term “Agent’s Message” shall also include any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (2) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent Medallion Signature Program or other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If a Share certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share certificate not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered Share certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share certificate, with the signature(s) on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary on or prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

•	the Share certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the AMEX is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail (or if sent by a Book-Entry Transfer Facility, a message transmitted through electronic means in accordance with the usual procedures of the Book-Entry Transfer Facility and the Depositary; provided, however, that if such notice is sent by a Book-Entry Transfer Facility through electronic means, it must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant on whose behalf such notice is given that such participant has received and agrees to become bound by the form of such notice) to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by the Purchaser.

Other Requirements.    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (1) Share certificates (or a timely Book-Entry Confirmation), (2) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal) and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price to be paid by the Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

Appointment as Proxy.    By executing the Letter of Transmittal (or a facsimile thereof) (or, in the case of a book-entry transfer, an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder’s agents and attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). When the appointment of the proxy becomes effective, the designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of CPI’s shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser’s acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of CPI shareholders.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares, including questions as to the proper completion or execution of any Letter of Transmittal (or facsimile thereof), Notice of Guaranteed Delivery or other required documents and as to the proper form for transfer of any certificate of Shares, shall be resolved by the Purchaser, in its discretion, whose determination shall be final and binding. The Purchaser shall have the absolute right to determine whether to reject any or all tenders not in proper or complete form or to waive any irregularities or conditions, and the Purchaser’s interpretation of the Offer to Purchase, the Letter of Transmittal and the instructions thereto and the Notice of Guaranteed Delivery (including without limitation the determination of whether any tender is complete and proper) shall be final and binding. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, the Depositary, the Information Agent, CPI or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Backup Withholding.    In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a U.S. shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 28%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, corporations) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding. Non-U.S. shareholders should complete and sign the main signature form included as part of the Letter of Transmittal and an appropriate Form W-8 (instead of a Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

4. Withdrawal Rights

Except as provided in this Section 4, or as provided by applicable laws, tenders of Shares are irrevocable.

Stock tendered into the Offer may be withdrawn pursuant to the procedures set forth below at any time on or prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after June 30, 2005.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates representing Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing such Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedure for Tendering Shares,” any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will no longer be considered properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedure for Tendering Shares” any time on or prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its discretion, which determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent, CPI or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The method for delivery of any documents related to a withdrawal is at the risk of the withdrawing shareholder. Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

5. United States Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences to holders of Shares whose Shares are sold pursuant to the Offer. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The tax consequences to any particular shareholder may differ depending on that shareholder’s own circumstances and tax position. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as “capital assets” within the meaning of section 1221 of the Code, and does not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, non-U.S. persons, insurance companies, tax-exempt organizations, banks and other financial institutions, brokers or dealers, holders who perfect their appraisal rights, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or persons who hold their Shares as a part of a straddle, hedge, conversion, or other integrated investment or constructive sale transaction. The tax consequences of the Offer to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder’s status for United States federal income tax purposes and the activities of the partnership.

Each holder is urged to consult such holder’s tax advisor regarding the specific United States federal, state, local and foreign income and other tax consequences of the Offer in light of such holder’s specific tax situation.

The receipt of cash for Shares pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. In general, a holder who receives cash in exchange for Shares pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition. However, such gain or loss will generally be short-term capital gain or loss if such Shares have been held for one year or less at the time of disposition. In the case of a tendering individual shareholder, long-term capital gains will generally be eligible for reduced rates of taxation. Unlike long-term capital gains, short-term capital gains of individuals are generally taxable at the same rates as ordinary income. The deductibility of capital losses is subject to limitations.

A shareholder (other than certain exempt shareholders including, among others, corporations) that receives cash for Shares pursuant to the Offer generally will be subject to backup withholding at a rate equal to the fourth lowest rate applicable to ordinary income of unmarried individuals (under current law, the backup withholding rate is 28%) unless the shareholder provides its TIN, certifies under penalties of perjury that such TIN is correct (or properly certifies that it is awaiting a TIN), certifies that it is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If the holder is an individual, the TIN is his or her social security number. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the U.S. federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the shareholder by filing a U.S. federal income tax return. A shareholder that does not furnish a required TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the IRS. See “Backup Withholding” under Section 3—“Procedure for Tendering Shares.” Each shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

6. Price Range of the Shares

The Shares are listed and principally traded on AMEX under the symbol “CPI.”

The following table sets forth, for each of the periods indicated, the high and low reported sales price per share based on published financial sources.

	High	Low
Second Quarter 2003	$8.90	$7.80
Third Quarter 2003	$11.30	$8.40
Fourth Quarter 2003	$13.10	$11.05
First Quarter 2004	$13.72	$11.95
Second Quarter 2004	$17.45	$12.82
Third Quarter 2004	$17.65	$14.65
Fourth Quarter 2004	$18.10	$14.80
First Quarter 2005	$22.50	$18.00
Second Quarter (through April 29, 2005)	$18.75	$18.10

On Wednesday, April 27, 2005, the most recent date the Shares traded prior to the commencement of the Offer, the last reported sales price of the Shares on the AMEX was $18.10 per share. Shareholders are urged to obtain a current market quotation for the Shares.

7. Effect of the Offer on the Market for the Shares; Stock Exchange Listing; Exchange Act Registration; Margin Regulations

Market for the Shares.    The Purchaser’s purchase of Shares pursuant to the Offer will reduce the number of holders of Class A Common Stock of CPI. The Purchaser’s purchase of Shares in the Offer will also reduce the number of Shares of Class A Common Stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares of Class A Common Stock held by the public. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly will have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Exchange Listing.    The Shares are currently traded on the AMEX. According to AMEX’s published guidelines, the Shares might no longer be eligible for inclusion on the AMEX if, among other things, the number of publicly held Shares falls below 200,000, the total number of public shareholders falls below 300 or the market value of publicly held Shares over a 90-consecutive day period is less than $1,000,000. Shares held by officers, directors, controlling shareholders of the Subject Company or their immediate families ordinarily will not be considered to be publicly held for this purpose. If as a result of the purchase of Shares in the Offer or otherwise, the Shares cease to be traded on the AMEX, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of any public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Registration under the Exchange Act.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Subject Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Subject Company to holders of Shares and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholder’s meeting and the related requirement to furnish an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Subject Company and persons holding “restricted securities” of the Subject Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities.” Based on the Subject Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, as filed with the SEC on March 23, 2005, as of March 1, 2005, there were 381 holders of record of the Subject Company’s Class A Common Stock. We cannot predict whether the reduction in the number of Shares that might otherwise be outstanding would enable the Subject Company to no longer be subject to the registration requirements of the Exchange Act.

Margin Regulations.    The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8. Certain Information Concerning CPI

General.    The Subject Company is a Rhode Island corporation. The Subject Company owns approximately 18 acres of land in the Capital Center Project area in downtown Providence, Rhode Island, which it leases or is holding for lease to third parties. The Subject Company is the largest single landowner in the Capital Center Project area but is nevertheless subject to some measure of competition from other landowners in the vicinity of its properties.

Through two of its subsidiaries, the Subject Company owns and operates a 676,500 barrel petroleum storage facility in East Providence, Rhode Island, which is the only independent facility in the Providence area with deep-water access. The Subject Company leases the facility to Global Companies, L.L.C., (“Global”) and operates the facility for Global.

CPI owns all of the outstanding capital stock and/or membership interests in the following companies:

•	Tri-State Displays, Inc. (through which CPI leases land for billboards along interstate and primary highways for outdoor advertising purposes);

•	Dunellen, LLC which was formed in 2000 (through which CPI owns the petroleum storage facilities in East Providence, Rhode Island); and

•	Capital Terminal Company (through which CPI operates its petroleum storage facilities).

Available Information.    CPI is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning CPI’s directors and officers, their remuneration, options granted to them, the principal holders of CPI’s securities and any material interests of such persons in transactions with CPI is required to be disclosed in proxy statements distributed to CPI’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to CPI that have been filed via the EDGAR System. The historical information concerning CPI contained in this Offer to Purchase has been taken from or based upon public available documents and records on file with the SEC. None of the Purchaser, the Depositary or the Information Agent assumes responsibility for the accuracy or completeness of the information concerning CPI contained in such documents and records or for any failure by CPI to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Purchaser.

9. Certain Information Concerning the Purchaser

The Purchaser.    Mercury Special Situations Fund LP and Mercury Special Situations Offshore Fund, Ltd. are private investment funds (the “Funds”). Mercury Real Estate Advisors LLC (“Advisors”) is the investment adviser to the Funds. The Purchaser’s principal executive offices are located at 100 Field Point Road, Greenwich, CT 06830 and its telephone number is (203) 769-2980.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the executive officers/managers of the Purchaser are set forth in Schedule I hereto.

Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase (a) neither the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of CPI and (b) neither the Purchaser, nor, to the knowledge of the Purchaser, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of CPI during the past 60 days. In its capacity as investment adviser to the Funds, Advisors beneficially owns 40,800 Shares, which are directly held by the Funds and other private investment funds. These Shares represent approximately 1.2% of the total Shares outstanding as of the date of this Offer to Purchase. In addition, Mercury Securities II LLC, the general partner of Mercury Special Situations Fund LP, may be deemed to be the beneficial owner of the 25,900 Shares held directly by Mercury Special Situations Fund LP. In their capacity as the managing members of Advisors, David R. Jarvis and Malcolm F. MacLean IV may be deemed to be the beneficial owners of all such 40,800 Shares.

Except as described in this Offer to Purchase neither Purchaser nor, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CPI (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

Except as set forth in this Offer to Purchase, none of the Purchaser nor, to the knowledge of the Purchaser, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with CPI or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser or any of its subsidiaries or, to the knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and CPI or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO.

10. Source and Amount of Funds

The Offer is not conditioned upon any financing arrangements. The Purchaser estimates that the total amount of funds required to consummate the Offer will be approximately $6,270,000 plus any related transaction fees and expenses. The Purchaser will acquire all such funds from its existing working capital and will not borrow any portion of such funds.

Because the only consideration in the Offer is cash, the Offer is to purchase up to 285,000 Shares of Class A Common Stock of CPI (representing approximately 8.6% of the total class outstanding) and the absence of a financing condition, the Purchaser believes the financial condition of the Purchaser and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

11. Background of the Offer; Past Contacts, Negotiations and Transactions

On August 17, 2004, the Purchaser sent a letter to the three independent members of the Board of Directors of the Subject Company, and made that letter public in a press release on August 18, 2004. A copy of the press release is attached hereto as Exhibit (a)(1)(J). In that letter, the Purchaser objected to the Subject Company’s request to the AMEX that, among other things, the Subject Company extend its 5% ownership limitation and multiple share class structure, despite the Subject Company’s repeated public statements that such ownership limit and multiple share class structure would automatically expire on April 1, 2005. The Purchaser also sent a letter, dated August 16, 2004, to the AMEX, objecting to the Subject Company’s request to extend its 5% ownership limitation and multiple share class structure.

On August 27, 2004, the Subject Company filed a Current Report on Form 8-K (the “Form 8-K”) with the SEC in which it included a letter sent to the Purchaser dated August 26, 2004. The Form 8-K is attached hereto as Exhibit (a)(1)(K).

On September 23, 2004, the Purchaser sent a letter to the three independent members of the Board of Directors of the Subject Company and made that letter public in a press release issued that same day. A copy of the press release is attached hereto as Exhibit (a)(1)(L).

12. Purpose of the Offer; Plans for CPI; Other Matters

The Purchaser is making the Offer for investment purposes with a view towards making a profit. The Purchaser’s intent is to acquire Shares at a discount to the value that the Purchaser might ultimately realize from owning the Shares acquired under the Offer. No independent party has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made as to the fairness of the Offer Price. The Purchaser expects to benefit from any one or a combination of the following: future cash dividends paid to the Shares acquired under the Offer, additional Shares issued to shareholders in lieu of cash dividends, appreciation in the market value of Shares acquired under the Offer, and/or the payment of previously deferred and accrued dividends to shareholders. The Offer represents a more expeditious manner for the Purchaser to acquire Shares given the lack of liquidity in the trading market for the Shares.

Following completion of the Offer, the Purchaser and its affiliates may acquire additional Shares through private purchases, one or more future tender offers, or by any other means deemed advisable. The Purchaser does not currently have any plan or purpose (either formal or informal) of acquiring Shares in a series of successive and periodic offers in order to acquire Shares over time at the lowest possible price at which shareholders are willing to sell. The Purchaser is, however, involved in the business of acquiring publicly-traded securities and may conduct future offers for Shares of the Subject Company. If the Purchaser does conduct future offers, it will determine pricing for those offers based primarily on the market value of the Shares at the time of offer. The Purchaser also reserves the right to dispose of Shares that it has acquired or may acquire.

The Offer is not conditioned upon the valid tender of any minimum number of the Shares. The Purchaser expressly reserves the right, in its reasonable discretion and for any reason, to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to do so.

13. Certain Legal Matters

Except as described in this Section 13—“Certain Legal Matters,” based on information known by the Purchaser, the Purchaser is not aware of any license or regulatory permit that appears to be material to the business of CPI that might be adversely affected by the Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser presently contemplates that such approval or other action will be sought, except as described below under “State Takeover Statutes.” While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to CPI’s business or that certain parts of CPI’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 15—“Conditions of the Offer” for certain conditions of the Offer.

State Takeover Statutes.    A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or that have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

The Purchaser does not believe that the antitakeover laws and regulations of any state will by their terms apply to the Offer, and the Purchaser has attempted to comply with any state antitakeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer, and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15—“Conditions of the Offer.”

14. Dividends and Distributions

If, on or after May 2, 2005, the Subject Company should split, combine or otherwise change the Shares or its capitalization, acquire or otherwise cause a reduction in the number of outstanding Shares or issue or sell any additional Shares (other than Shares issued pursuant to and in accordance with the terms in effect on May 2, 2005, of employee stock options outstanding prior to such date), shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights, or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to our rights under the Offer, the Purchaser may, in its discretion, make such adjustments in the purchase price and other terms of the Offer as the Purchaser deems appropriate including the number or type of securities to be purchased.

If, on or after May 2, 2005, the Subject Company should declare or pay any dividend on the Shares or any distribution with respect to the Shares (including the issuance of additional Shares or other securities or rights to purchase of any securities) that is payable or distributable to shareholders of record on a date prior to the transfer to the name of the Purchaser or its nominee or transferee on the Subject Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser’s rights under the Offer, (i) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced to the extent of any such cash dividend or distribution and (ii) the whole of any such non-cash dividend or distribution to be received by the tendering shareholders will (a) be received and held by the tendering shareholders for the Purchaser’s account and will be required to be promptly remitted and transferred by each tendering shareholder to the Depositary for the Purchaser’s account, accompanied by appropriate documentation of transfer or (b) be exercised for the Purchaser’s benefit at the Purchaser’s direction, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution or proceeds thereof and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as the Purchaser determines in its discretion.

15. Conditions of the Offer

Notwithstanding any other provision of the Offer, the Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser’s obligation to pay for or return tendered Shares promptly after termination or expiration of the Offer), pay for any Shares, and may terminate or amend the Offer, if, at any time on or after May 2, 2005, and before the expiration of the Offer, any of the following conditions exist: (1) any change occurs or is threatened (or any development occurs or is threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations, results of operations or prospects of the Subject Company or any of its affiliates that, in the Purchaser’s reasonable judgment, is or may be materially adverse to the Subject Company or any of its affiliates, or the Purchaser becomes aware of any facts, that in its reasonable judgment, have or may have material adverse significance with respect to (x) the value of the Subject Company or any of its affiliates, (y) the value of the Shares to the Purchaser or any of its affiliates, or (z) a contractual right of the Subject Company or any of its affiliates, including any material impairment of any material contractual right or acceleration of any material amount of indebtedness of the Subject Company or any affiliate as a result of or in connection with the Offer, (2) there is threatened, instituted or pending any action or proceeding by any government, governmental authority or agency or any other person, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (a) challenging or seeking to make illegal, to delay or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some or all of the Shares by the Purchaser, or (b) seeking to obtain material damages or otherwise directly or indirectly relating to the Offer, (3) any action is taken, or any statute, rule, regulation, injunction, order or decree is proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the acceptance for payment of or payment for Shares, by any court, government or governmental authority or agency, domestic or foreign, that, in the Purchaser’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in the preceding clause (2) above, or (4) there occurs (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any change in the general political, market, economic or financial conditions in the United States or abroad that, in the Purchaser’s reasonable judgment, could have a material adverse effect on the business, financial condition or results of operations or prospects of the Subject Company and its subsidiaries, taken as a whole, (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iv) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any attack on, outbreak or act of terrorism involving the United States.

16. Fees and Expenses

Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

The Purchaser has retained The Bank of New York to act as the Depositary in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.

The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. Such firm will receive reasonable and customary compensation for its services. The Purchaser has also agreed to reimburse such firm for certain reasonable out-of-pocket expenses and to indemnify such firm against certain liabilities in connection with its services, including certain liabilities under federal securities laws.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. Miscellaneous

The Offer is being made to all holders of CPI Class A Common Stock. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Purchaser has filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer, and may file amendments thereto.

Mercury Real Estate Advisors LLC

Mercury Special Situations Fund LP

Mercury Special Situations Offshore Fund, Ltd.

May 2, 2005

SCHEDULE I

ADDITIONAL INFORMATION CONCERNING

THE PURCHASER

The names of the executive officers/managers of the Purchaser and their present principal occupations or employment and material employment history for the past five years are set forth below. Each individual is a citizen of the United States, and his business address is 100 Field Point Road, Greenwich, CT 06830.

Name	Position and Principal Occupation
David R. Jarvis	Managing Member of Mercury Real Estate Advisors LLC
Malcolm F. MacLean IV	Managing Member of Mercury Real Estate Advisors LLC

Mr. Jarvis co-founded Mercury Partners LLC (“Mercury Partners”) and certain affiliates in February 2000 to provide investment management services to private investment funds. He also co-founded Mercury Real Estate Advisors LLC in 2003. In his capacity with Mercury Real Estate Advisors LLC, Mr. Jarvis has managed Mercury Special Situations Fund LP and Mercury Special Situations Offshore Fund, Ltd. since their inception.

Mr. Jarvis has over 25 years experience in the real estate and securities industries in the United States and Europe, with extensive experience in analyzing, structuring and acquiring real estate securities and real property. He has structured and executed over $20 billion of public and private equity and debt capital market transactions as well as mergers and acquisitions for real estate companies. Mr. Jarvis has been involved with numerous notable real estate transactions including the sale of the Rockefeller Center. Prior to joining Mercury Partners, David was a Managing Director and Co-Head of the Real Estate Group at PaineWebber Incorporated (1994-2000) and a founder of the Kidder, Peabody & Co. Real Estate Group (1991-1994).

Previously, Mr. Jarvis was a Principal and Chief Investment Officer for Greystone Realty Corporation, the real estate investment advisory affiliate of New York Life Insurance Company, and a Principal of Copley Real Estate Advisors (now AEW). Formerly, he practiced real estate and securities law in Los Angeles and Newport Beach, California with the law firm of Paul, Hastings, Janofsky & Walker and also clerked while in law school in the Enforcement Division of the SEC.

Mr. Jarvis received a Bachelor of Arts, Phi Beta Kappa, from Williams College in 1975 and a Juris Doctor with Honors from George Washington University in 1978.

Mr. MacLean co-founded Mercury Partners and certain affiliates in February 2000 to provide investment management services to private investment funds. He also co-founded Mercury Real Estate Advisors LLC in 2003. In his capacity with Mercury Real Estate Advisors LLC, Mr. MacLean has managed Mercury Special Situations Fund LP and Mercury Special Situations Offshore Fund, Ltd. since their inception. He has over 13 years of experience in the real estate securities business while specializing in the structuring and acquisition of public and private real estate securities and property throughout the United States and Western Europe. In addition, Mr. MacLean has extensive experience in originating, structuring and executing public and private equity, debt and mergers and acquisitions transactions for real estate companies having consummated transactions totaling in excess of $15 billion.

Prior to the formation of Mercury Partners, Mr. MacLean was a Senior Vice President of PaineWebber’s Real Estate Group. Previously, he was a Vice President in the Real Estate Group of Kidder, Peabody & Co. which he joined in 1992, and subsequently joined PaineWebber in 1994 as a result of its acquisition of Kidder, Peabody.

Mr. MacLean studied International Economics at Cambridge University in England and graduated from Trinity College in Hartford, Connecticut with a Bachelor of Arts in Economics and Law in 1992.

Messrs. Jarvis and MacLean also are the managing members of Mercury Securities II LLC, a Delaware limited liability company that is the general partner of Mercury Special Situations Fund LP. The principal place of business of Mercury Securities II LLC is 100 Field Point Road, Greenwich, CT 06830.

During the past 60 days, Mercury Real Estate Advisors LLC, in its capacity as investment adviser to Mercury Special Situations Fund LP, Mercury Special Situations Offshore Fund, Ltd. and other private investment funds, has effected the following purchases of Shares, in each case through open market transactions:

Mercury Special Situations Offshore Fund, Ltd.

Date	Number of Shares Acquired	Price per Share ($)
04/06/05	100	18.32
04/07/05	100	18.12
04/22/05	400	18.32

Mercury Real Estate Securities Fund LP

Date	Number of Shares Acquired	Price per Share ($)
04/07/05	200	18.12
04/27/05	300	18.12

Silvercrest Real Estate Fund

Date	Number of Shares Acquired	Price per Share ($)
03/17/05	433	18.10

Silvercrest Real Estate Fund (International)

Date	Number of Shares Acquired	Price per Share ($)
03/17/05	1567	18.10

Silvercreek SAV LLC

Date	Number of Shares Acquired	Price per Share ($)
03/03/05	200	18.37
03/04/05	100	18.62
03/11/05	1200	18.22
03/14/05	100	18.12

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of CPI or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below.

The Depositary for the Offer is:

THE BANK OF NEW YORK

By Facsimile Transmission (for Eligible Institutions only): (781) 380-3388

Confirm by Telephone: (781) 843-1833, Ext 0

By Overnight Courier:	By Mail:	By Hand:

The Bank of New York Capital Properties, Inc. 161 Bay State Road Braintree, MA 02184	The Bank of New York Capital Properties, Inc. P.O. Box 859208 Braintree, MA 02185-9208	The Bank of New York Reorganization Services 101 Barclay Street Receive and Deliver Window- Street Level New York, NY 10286

Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. KING & CO., INC.

48 WALL STREET

NEW YORK, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550

All Others, Call Toll-Free: (800) 769-4414